BLICK ROTHENBERG
Chartered Accountants

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946, 333-10794 and 333-113552 of Magic Software Enterprises Ltd., of our report dated January 29, 2002 relating to the balance sheets of Magic Software Enterprises (UK) Limited as of December 31, 2001 and the related statements of operations, changes in shareholders' equity and cash flows for the period ended December 31, 2001, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2003.

Yours sincerely
Blick Rothenberg

Blick Rothenberg
Registered Auditors

June 10, 2004

1240915.1

BKR INTERNATIONAL